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                                                                 EXHIBIT 10(iii)


VENABLE, BAETJER AND HOWARD ATTORNEYS AT LAW
1800 MERCANTILE BANK AND TRUST BUILDING
2 HOPKINS PLAZA
BALTIMORE, MARYLAND 21201-2978

May 12, 1994

Cowen Funds, Inc.
Financial Square
New York, New York 10005

Re: Cowen Funds. Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel to Cowen Funds, Inc., a Maryland corporation (the "Company"), in connection with the classification of its shares of Common Stock, $.001 par value per share, and the issuance of shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock of each of Cowen Intermediate Fixed Income Fund and Cowen Tradition Fixed Income Fund (to be redesignated as Cowen Government Securities Fund), each a series of the Company, (each a class of Common Stock of the Company and, collectively, the "Shares").

We have examined the Company's Charter and Bylaws. We have also examined the Articles of Amendment (the "Articles") classifying the Class A Common Stock, Class B Common Stock, and Class C Common Stock of each of the Cowen Intermediate fixed Income Fund and Cowen Tradition Fixed Income Fund and redesignating Cowen Tradition Fixed Income Fund as Cowen Government Securities Fund, in the form approved by the Directors and stockholders of the Company. We have also examined the prospectus with respect to the Shares included in Post-Effective Amendment No. 14 to the Company's Registration Statement on Form N-1A, File No. 33-18505 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation ("SDAT") of recent date to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland. We have also examined and relied upon a certificate of the Secretary of the Company certifying the resolutions of the Board of Directors and shareholders of the Company relating to the Articles and the issuance of the Shares.


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We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. We have also assumed that the Articles will be filed with SDAT and will become effective.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Maryland.

2. Once the Articles are filed with SDAT and become effective, the Shares to be offered for sale pursuant to the Prospectus will be, to the extent of the respective number of shares of each of the Class A, Class B and Class C Common Stock of the Cowen Intermediate fixed Income Fund and Cowen Government Securities Fund authorized to be issued by the Company in its Charter, as amended by the Articles, duly authorized and, when thereafter sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ VENABLE, BAETJER AND HOWARD